Exhibit 10.13

EMPLOYEE LEASE AND PROFESSIONAL SERVICES AGREEMENT

THIS AGREEMENT is made this first day of January, 2007 ("Effective Date") by and between Ministry Partners Investment Corporation, a California corporation, ("MPIC") and Evangelical Christian Credit Union, a state-chartered credit union, (“ECCU”) with reference to the following:

Recitals

A.           MPIC was organized as a credit union service organization (CUSO) and provides liquidity financing and mortgage origination financing solutions to credit unions, through the sale of securities and debt instruments to both individuals and institutional investors in an effort to provide mortgage loans to the Evangelical Christian community for the acquisition and improvement of properties and facilities of churches, Christian schools and educational institutions, ministries and church-related organizations.

B.           MPIC has agreed to lease certain professional employer services from ECCU and has requested that ECCU provide risk management, human resource services, payroll and employee tax compliance services and certain administrative services to MPIC.  MPIC will retain responsibility for managing and operating its mortgage financing, business operations and CUSO services.

NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions and other good and valuable consideration set forth below, the parties agree as follows:

1.           Term of Agreement.  Unless sooner terminated as provided in Section 14 below, the term of this Agreement shall commence upon the Effective Date and shall end on December 31, 2007.  The Agreement may be extended for an additional one year term upon the mutual written agreement of the parties hereto and may be annually renewed thereafter provided that the parties enter into a written agreement to extend the Agreement.

2.           Leased Employees.  ECCU shall provide leased employees to MPIC as listed on the attached Exhibit A (which Exhibit may be modified from time to time by mutual agreement of the parties hereto) and such other staff (all collectively referred to as “Assigned Employees” herein) as may be mutually agreed to by ECCU and MPIC.  As a result of the relationship formed by this Agreement, MPIC and ECCU will both be employers, and will share employer duties and responsibilities as co-employers of the Assigned Employees as set forth in this Agreement.  The term “Assigned Employees” refers to those individuals whom are listed in Exhibit A hereto, are added to the payroll of ECCU and, in fact, are paid through ECCU by mutual agreement of the parties hereto and assigned to MPIC in accordance with the terms of this Agreement.

All Assigned Employees shall perform services on a full-time basis, and the services to be performed shall include, but not be limited to, that which is listed on Exhibit A.  While ECCU will retain the Assigned Employees on its payroll and benefit plans, the Assigned Employees shall be under the exclusive control and supervision of MPIC and its Board of Directors, which shall have the ability to terminate any Assigned Employee at any time with or without cause, with respect to MPIC, in which case the Assigned Employee shall cease to be assigned by ECCU to MPIC; provided, however that Assigned Employees shall be subject to the policies and procedures of ECCU unless MPIC shall have adopted a separate policy or procedure in lieu of the ECCU policy which such policies and procedures are subject to ECCU’s approval.

3.           Responsibilities of ECCU.

a.
Payroll. Pursuant to Section 6 of this Agreement, ECCU shall prepare and distribute payroll checks to Assigned Employees, make the appropriate payroll deductions, file the appropriate reports and make payments to proper government authorities for all applicable federal, state, and local payroll taxes, Social Security tax, and federal and state unemployment insurance taxes for the Assigned Employees.  ECCU shall maintain necessary records and comply with all reporting procedures and will be solely responsible for paying the salary, overtime, fees, bonuses, commissions, paid-time-off, and any other compensation of the Assigned Employees, paying and withholding all payroll taxes (federal and income tax, FICA, etc.), and making other withholdings in connection with the salaries and benefits of Assigned Employees, either voluntary or as required by law, and MPIC will have no obligations in this regard.

b.	Workers’ Compensation.

1.
ECCU shall secure workers’ compensation coverage in such amounts as is required by applicable law for Assigned Employees.  This workers’ compensation coverage shall remain in effect until this Agreement is terminated by either party.

2.
ECCU retains the right to review workers’ compensation classification codes (“Class Codes”) as to all Assigned Employees, and ECCU shall have the right to re-classify Assigned Workers in its discretion to the appropriate Class Codes if necessary to comply with the guidelines set forth by the National Council on Compensation Insurance (NCCI) or applicable state regulatory agency, and MPIC agrees to pay all additional premiums and costs (prospective and retroactive) resulting from any such changes.  Assigned Employees shall perform job functions only in approved Class Codes.  MPIC understands and agrees that prior written approval must be obtained from ECCU and/or ECCU workers’ compensation carrier before MPIC may change an Assigned Employee’s Class Code, and Class Codes not used as of the effective date of this Agreement, or add a worksite location not covered by this Agreement.

3.
ECCU reserves a right of direction and control over management of safety, risk, and hazard control at the worksite or sites affecting any  Assigned Employees, including: the right to conduct safety inspections of MPIC premises; responsibility for the promulgation and administration of employment and safety policies; and responsibility for the management of workers' compensation claims, claims filings, and related procedures. However, MPIC acknowledges that ECCU is not liable or responsible for the maintenance of MPIC's premises or property, as well as any injuries or damages occurring as a result of the condition of MPIC's premises or property, and MPIC agrees to indemnify ECCU for any such injuries or damages.

c.	Employee Benefits.

1.
ECCU Benefit Plans.  ECCU shall provide and/or administer the benefit programs (the “ECCU Plans”) which shall be the same ECCU Plans provided to the employees of ECCU as may be adopted from time to time by ECCU.  An Assigned Employee's available coverage and eligibility to participate in a given plan shall be governed by and subject to the terms and conditions of the ECCU Plans and the policies and procedures of ECCU. ECCU reserves the right to change, delete or substitute one or more benefit plans it provides, or to increase premium payments, as applicable, paid by Assigned Employees, in its sole discretion. With respect to ECCU Plans, ECCU shall provide advance notice of any changes or premium increases as required by law or ECCU’s policies.

2.
MPIC Benefit Plans.  MPIC reserves the right to adopt one or more employee welfare plans, fringe benefit plans, pension plans, and reserves the right to adopt, modify or terminate any employee benefit programs or plans (the "MPIC Plans") it adopts, subject to ECCU’s approval of such MPIC Plans. MPIC agrees and acknowledges that ECCU is not adopting the MPIC Plans, nor is ECCU responsible for the administration of the MPIC Plans. MPIC further acknowledges and agrees that unless specifically stated herein, MPIC shall remain responsible for compliance with all federal and state laws, including, but not limited to, COBRA and HIPAA, regarding the MPIC Plans. MPIC agrees to indemnify unconditionally and hold ECCU harmless for any damages, cost, fines, and penalties incurred by ECCU relating in any way to the MPIC Plans or contributions made to such plans.

3.
COBRA.  ECCU shall be responsible for COBRA administration for all eligible Assigned Employees enrolled in one of the ECCU Plans; however, MPIC agrees that it has the responsibility to notify ECCU timely (within two business days) of the occurrence of any Qualifying Event (as defined in section 4980 of the Internal Revenue Code) that could give rise to coverage under COBRA, including, but not limited to, termination of an Assigned Employee, or re-classification of an Assigned Employee to less than full-time status.  MPIC warrants that, at all times, the employees listed on Exhibit A were and remain eligible for COBRA coverage in accordance with federal law, and further warrants that none of the Assigned Employees were covered under a health plan offered or sponsored by any company or entity other than ECCU at the time that he/she first became eligible for COBRA benefits.

4.           Human Resources.

a.
Assigned Employees.  MPIC expressly agrees and understands that no employee shall become employed by ECCU, covered by ECCU workers’ compensation insurance or benefit plan, or issued a payroll check unless the individual has, prior to commencing work for ECCU, completed an ECCU employment application, W-4 withholding form, ECCU employee acknowledgement forms, and form I-9 (the “Employment Forms”), and complied with all other pre-employment policies and procedures as may be implemented by ECCU from time to time, in its sole discretion, all of which must be delivered to ECCU and meet ECCU’s satisfaction before the employee commences employment.  Any individual who fails to satisfactorily comply with ECCU’s practices including completing the employment forms shall not be an Assigned Employee under this Agreement.  MPIC agrees to select, screen and approve all Assigned Employees prior to ECCU providing standard employment forms and commencing the employment process.  Until all of the Employment Forms are completed fully and correctly, and delivered to ECCU and the employment process is completed to ECCU’s satisfaction, ECCU shall not be considered an employer of an Assigned Employee for any purpose.  MPIC further agrees that ECCU shall not be an employer of an Assigned Employee for any purpose, including wages, for any period of time that MPIC failed to pay in full all payroll and fees due under this Agreement.

b.
Personnel Policies.  Assigned Employees shall be subject to the policies and procedures of ECCU as adopted by ECCU for its employees, except to the extent that ECCU and MPIC have agreed on different policies and procedures. As requested by MPIC, ECCU will reasonably work with MPIC to develop and maintain personnel policies and procedures applicable at MPIC's work site(s), including, but not limited to, an Employee Handbook; however, MPIC maintains a right to issue its own employment policies covering Assigned Employees, subject to ECCU’s approval. MPIC shall comply with all applicable local, state and federal laws, ordinances, and regulations with respect to its performance under this Agreement.

c.
Employee Notification.  MPIC shall notify, in writing, all Assigned Employees of the inception and termination of this Agreement.  MPIC shall also immediately upon termination of this Agreement notify all employees of the termination of this Agreement and inform them that the Assigned Employees are (i) no longer employed by ECCU as a co-employer and are solely employed by MPIC, (ii) no longer covered by ECCU workers’ compensation insurance policy, and if applicable, any ECCU health insurance policy and ECCU Plans.  MPIC acknowledges that ECCU is relying on MPIC to notify Assigned Employees as required herein immediately upon termination of this Service Agreement.  It is MPIC’s sole responsibility to secure workers’ compensation insurance after receiving notice of termination of this Agreement from ECCU and to assume and perform the duties ECCU has performed with respect to the Assigned Employees and MPIC shall indemnify, defend and hold harmless ECCU for its failure to do so as provided in Section 16.

d.
Duty to Inform.  MPIC shall immediately inform ECCU of all formal and informal complaints, allegations, or incidents of any Assigned Employee or supervisor misconduct or workplace safety violations, regardless of the source, including, but not limited to, allegations of sexual harassment, discrimination, OSHA violations, or threats of violence, regardless of the source.  MPIC shall provide complete and accurate disclosure of all circumstances surrounding such matters.  Failure to comply with the terms of this paragraph shall be a material breach of the Agreement.

e.
Compliance with Laws.  Although ECCU has agreed to assist MPIC in complying with all applicable employment laws affecting MPIC’s business, and shall be available to provide human resource advice, MPIC is not relieved of any obligations imposed on employers under federal, state or local laws, and MPIC shall continue to be responsible for complying with all laws affecting the operation of its business, work place, and the Assigned Employees and MPIC shall indemnify, defend and hold harmless ECCU for its failure to do so as provided in  Section 16.

5.           MPIC Responsibilities.

a.
Direction and Control.  MPIC shall retain sufficient direction and control over the workplace as is necessary to conduct MPIC’s business operations and without which MPIC would be unable to conduct its business, discharge any fiduciary or legal responsibility that it may have, or comply with any applicable licensing, regulatory, or statutory requirement.  Such authority reserved by MPIC shall include the right to accept or cancel the assignment of any Assigned Employee.  Additionally, MPIC shall have sole and exclusive control over the day-to-day job duties of all Assigned Employees and ECCU shall have no responsibilities with regard to the Assigned Employees’ performance of such day-to-day job duties.

ECCU shall have no control over the Work Site at which or from which, Assigned Employees perform their services (the “Work Site”).  MPIC agrees that ECCU shall not be vicariously liable for the actions or inaction of any Assigned Employee.  Control over the Work Site is solely and exclusively assigned to MPIC.  MPIC expressly absolves ECCU of control over the day-to-day job duties of the Assigned Employees and over the Work Site.  ECCU does not assume any responsibility for and makes no assurances, warranties, or guarantees as to the ability or competence of any Assigned Employee.  Although MPIC may, pursuant to this Agreement, delegate to ECCU the task of performing or arranging for, background checks of Assigned Employees, MPIC is solely responsible for complying with all requirements for background checks of the Assigned Employees imposed by applicable law.

MPIC shall make any and all strategic, operational, and all other business related decisions regarding MPIC’s business.  MPIC shall have sole and exclusive responsibility and liability for goods and services provided by MPIC, and for the errors and omissions of the Assigned Employees including, without limitation, the procurement of and payment for errors and omissions insurance, directors and officers liability coverage, general liability insurance, business auto liability insurance and all bond coverage in amounts agreed upon by MPIC and ECCU.  Such decisions and related outcomes shall exclusively be the responsibility of MPIC and ECCU shall bear no responsibility or liability for any actions or inaction by MPIC or by any Assigned Employee.

b.
Payroll.  At the end of each pay period, by the date specified by ECCU, MPIC shall obtain and provide to ECCU all records of actual time worked by each Assigned Employee.  By submitting such information to ECCU, MPIC warrants and agrees that the information is accurate and that such information, as well as the status of the Assigned Employees as either exempt or nonexempt, is in compliance with the requirements of the Fair Labor Standards Act, other laws administered by the U.S. Department of Labor’s Wage and Hour Division, and any applicable state law.

MPIC shall provide to ECCU, if requested, in a timely manner certain information about its Assigned Employees as necessary for ECCU to perform the payroll and administrative services.  Information to be provided regarding Assigned Employees shall include (i) wage rates or salary information and all forms of compensation; (ii) employee benefit elections; (iii) life insurance elections; (iv) information related to before-and after-tax salary or wage reductions and deductions; (v) personal bank account information for the sole purpose of making direct deposits of compensation to the Assigned Employee’s account if so elected by the Assigned Employee; (vi) federal, state, and local income tax withholding and related information; (vii) paid-time-off information; (viii) social security numbers; (ix) employment service date information; (x) birth date information; (xi) employee contributions to ECCU sponsored retirement and benefit plans; and (xii) such other related information as ECCU may, from time to time, request in furtherance of performing its payroll and administrative services responsibilities.

Because ECCU does not have any responsibility or opportunity to manage and direct the day-to-day activities of the Assigned Employees, MPIC acknowledges that ECCU makes no assurances, representations, warranties, or guarantee as to the ability, competence or qualifications of any Assigned Employee and that ECCU shall have no liability for the actions of any Assigned Employees.  MPIC shall be solely responsible for incorrect, improper or fraudulent records of hours worked and for improper classification of Assigned Employees.  MPIC agrees that it is solely responsible for reporting compensation and associated taxes arising from any equity-based compensation plan adopted by MPIC, including, but not limited to stock bonus plans, stock options plans, and stock purchase plans.

c.
No Other Compensation.  MPIC also represents and warrants that all wages (including bonuses) paid to any Assigned Employee are to be paid through ECCU and that any such Assigned Employees will receive no additional wages in any form from MPIC, or one of its affiliates or subsidiaries.  MPIC agrees that all Assigned Employees will be paid, in any form, from the assets of MPIC, or one of its affiliates or subsidiaries.  MPIC agrees that all Assigned Employees will be paid at least the minimum hourly wage or minimum salary, as applicable, required under federal and state law.

MPIC  agrees it will be solely responsible for damages of any nature arising out of MPIC’s failure to report to ECCU the payment to an Assigned Employee of any remuneration for services rendered for MPIC.  In addition, ECCU shall not be considered to be an employer of any individual for whom required payroll information is not supplied during any payroll period (“Non-payroll Employee”).  MPIC assumes the sole and full responsibility for workers’ compensation claims, benefit claims (including but not limited to, health insurance claims and pension claims), tax obligations, employment discrimination claims, general liability claims, third-party claims, and any and all other obligations, damages, suits, or claims arising from or relating in any way to a Non-payroll Employee, whether paid in whole or in part by MPIC, as an employee, independent contractor, or in any other capacity.

6.           Payment For Services.

a.
Services Rendered.  During the term of this Agreement, MPIC agrees to take all actions necessary to authorize ECCU to draw checks, drafts or electronic funds transfer transactions upon a corporate checking account established by MPIC at a financial institution mutually agreeable to the parties to meet the payroll requirements for Assigned Employees and to pay the fee obligations ECCU incurs for services rendered by ECCU under this Agreement.  MPIC agrees to deliver payment for such services or authorize the release of such funds to pay for services rendered by ECCU under this Agreement within ten (10) days of invoice date.  Any unpaid balance will be subject to a periodic charge of one percent per calendar month until paid in full.  ECCU reserves the right to terminate this Agreement at any time if full payment is not made when due.  Should MPIC require additional administrative services from ECCU that are not included in this Agreement, the fee for any such additional services shall be negotiated and paid separately.

b.
Fee Adjustment.  The fees for services provided by ECCU are subject to adjustment by ECCU based upon changes in local, state and federal employment law, changes in insurance requirements or costs, costs attributed to MPIC or to Assigned Employees assigned to MPIC, changes in MPIC’s payroll or changes in costs incurred by ECCU in providing such services under this Agreement.  Where possible, ECCU agrees to provide MPIC with at least a thirty (30) day advance written notice of a fee adjustment; provided, however, that (i) the fee adjustment shall take effect as of the effective date of any cost increase to ECCU and (ii) regardless of advance notice, MPIC agrees that it shall be liable for all fee increases pursuant to this Section 6(b). Within thirty (30) days of the effectiveness of a fee increase, MPIC shall be entitled to terminate this Agreement upon written notice to ECCU such termination to be effective thirty (30) days from the date of such termination notice.

c.
Change in Scope of Services.  If during the term of this Agreement, MPIC’s need for administrative services hereunder is increased or reduced by a significant change in the scope of MPIC’s business or operations, as a result of dispositions or otherwise, MPIC may request, and ECCU may provide, an appropriate change in the level of services provided hereunder and such parties shall in good faith redetermine the fee payable for such services for the remainder of the term of this Agreement on the basis of the change in level of such administrative services.

7.           Other Services.  ECCU will also provide other administrative and support services not provided by the Assigned Employees (“Other Services”) and as listed on the attached Exhibit A.  MPIC shall pay ECCU for such services in the manner described in paragraph 6 above.

8.           Office Lease.  ECCU shall lease office space to MPIC to be used for the conduct of its business as set forth in Exhibit B.  In consideration thereof, MPIC shall reimburse ECCU for the cost of occupying this space, including building and property maintenance, building depreciation, utilities, property taxes, and building security by paying a rate per square foot as set forth in Exhibit B.

9.           Office Equipment Lease.  ECCU shall lease office equipment and furniture to MPIC to be used for the conduct of its business pursuant to an Equipment Lease attached hereto as Exhibit C.

10.           Other Expenses.  From time to time, ECCU may incur other expenses on behalf of MPIC, such as telephone costs, etc.  ECCU shall itemize its costs incurred on MPIC’s behalf and submit reasonable documentation for expenditures.  Purchases and such expenditures incurred by ECCU on behalf of MPIC shall be billed to MPIC at ECCU’s cost with no markup.  MPIC shall reimburse ECCU in the manner described in paragraph 6 above.  ECCU shall receive no rebates, commissions, or credits for purchases, expenditures, or arrangements made with an outside vendor for MPIC by ECCU and billed by the vendor directly to MPIC or a party designated by MPIC without MPIC’s express acknowledgment and consent.

11.           MPIC Retained Plans.  MPIC reserves the right to adopt a qualified retirement plan, stock bonus, equity compensation plan or stock option plan for the benefit of the Assigned Employees.  All obligations and duties, fiduciary and otherwise, relating to such MPIC plans shall be the sole responsibility of MPIC.  MPIC has the exclusive right to grant equity compensation awards to the Assigned Employees and shall have the right to hire, fire and control the activities of the Assigned Employees.  In determining the economic value of any such awards, bonuses or compensation benefits, MPIC shall have the unrestricted right to make such awards and establish the salaries, bonuses and compensation awards of the Assigned Employees provided that it remits to ECCU the complete remuneration and compensation expense incurred for such Assigned Employees on or before the due date for making payment for services provided to MPIC under Section 6 of this Agreement.

12.            Confidentiality. MPIC and ECCU agree to maintain as strictly confidential all records and documents each may receive concerning the other's business and affairs and the other's customers and members (collectively "Confidential Information") in strict confidence and shall not disclose the other's Confidential Information to third parties except (i) as necessary in performing its duties hereunder, or (ii) as required by law, court order or in response to an investigation or request of a regulatory body having jurisdiction over a party, or (iii) with the advance consent of the party owning the Confidential Information.  "Confidential Information" shall include, but not be limited to, notebooks, books, memoranda, records, journals, lists, reports, files, correspondence, management information, reviews, analysis, research, business plans, budgets, profit and loss statements, whether in paper form, electronic form or copies thereof.  The obligations under this Section 12 shall not apply to information that (i) is in or enters the public domain without breach of this Agreement, (ii) a party receives from a third party without restriction on disclosure and without breach of a non-disclosure obligation; (iii) which the party, not claiming prior ownership, develops independently and can prove same with written evidence. This Confidentiality provision shall survive termination of this Agreement.

13.           Relationship of Parties.  It is the parties’ intent that ECCU shall act solely as an independent contractor.  Nothing in this Agreement shall be construed to create a partnership, joint venture, or principal agency relationship between ECCU and MPIC.  Except when ECCU Board approval is required under this Agreement and by law to approve certain transactions, MPIC will determine the method, details and means of performing the services to be provided by the Assigned Employees under this Agreement.

14.           Termination. In addition to termination in accordance with Section 1.b above, this Agreement may be terminated as follows:

a.	By MPIC and ECCU mutually agreeing to terminate this Agreement prior to expiration of the term.

b.
At the nondefaulting party's option, upon a default as defined in Section 15 below by the nondefaulting party giving written notice to the defaulting party specifying the default. Upon receipt of such notice, the defaulting party shall have thirty (30) days to cure or begin in good faith to cure the default and if the default is cured, or good faith efforts are begun to cure the default, then this Agreement shall continue as if no notice was sent; otherwise, the termination date shall be thirty (30) days from the date the defaulting party receives notice from the nondefaulting party of termination due to a default.

Except where termination is the result of a default by MPIC in which case MPIC shall be liable for all amounts owing by it under this Agreement through the expiration of the term, any amounts payable to ECCU hereunder shall be prorated through the termination date of this Agreement.  Notwithstanding the foregoing, MPIC shall remain liable for reimbursing ECCU for all compensation paid to the Assigned Employees as well as any payment obligations that it has incurred under this Agreement.

15.           Default.

a.
Termination by Either Party.  Subject to Section 14(b), either party may at any time immediately terminate this Agreement in the event of a material breach by the other party of the Agreement. The term "material breach”, as used herein, includes, but is not limited to, the following: (1) failure to comply with any federal, state, or local law; (2) failure to provide to ECCU sufficient payroll information or provide sufficient funds to cover payroll if ECCU requires such; (3) failure to comply fully with a directive or order from a governmental agency or insurance carrier; (4) breach of any material warranty or representation made herein; (5) failure to notify ECCU of a claim of sexual harassment, discrimination, or other improper conduct made by or relating to an Assigned Employee; or (6) the failure to comply with the terms and obligations under this Agreement.

b.
Termination by ECCU.  ECCU may also terminate this Agreement if, at any time, ECCU in its sole discretion determines that a material adverse change has occurred in the financial condition of MPIC, or that MPIC is unable to pay its debts as they become due in the ordinary course of business. This Agreement may also be terminated at any time by ECCU in the event of any federal, state, or local legislation, regulatory action, insurance carrier action, law enforcement, or judicial decision, which, in the sole discretion of ECCU, adversely affects its interest under this Agreement. ECCU may also terminate this agreement if, in its discretion, the MPIC's workers compensation experience has become unacceptable, or if a provider of workers compensation insurance to ECCU decides to cancel or non-renew a policy of insurance issued to ECCU.

c.
Termination for Non-Payment.  If MPIC fails to pay any amount due under this Agreement in full when due, fails to pay any other fees or amounts due hereunder in full, ECCU may terminate this Agreement by providing written notice pursuant to Section 14 above.

d.
Effect of Termination. Upon termination of this Agreement, for any reason, or should MPIC fail to timely pay ECCU for its services, all of the Assigned Employees shall be deemed to have been laid off by ECCU as of the effective date of the termination or upon MPIC’s failure to make a payment when due, as the case may be, and MPIC shall be the sole employer of the Assigned Employees and immediately assume any obligations which had been delegated by it to ECCU including, without limitation, all federal, state and local obligations of an employer to the employees which are not in conflict with state or federal law, and shall assume full responsibility for providing workers' compensation coverage and benefits as required by law. MPIC shall be solely responsible for reinstating any Assigned Employee to work who was out on FMLA or similar leave. ECCU shall immediately be released from such obligations as are permitted by law as of the effective date of termination or MPIC’s failure to make a payment when due. It is the intent of the parties that, where allowed by law, the parties hereto be placed in their respective positions immediately ,before their entry into this Agreement in the event of a termination or MPIC's failure to pay ECCU for services rendered under this Agreement. If for any reason (whether or not required by applicable law) ECCU makes any payment to any of the Assigned Employees after this Agreement has been terminated, ECCU shall be entitled to full reimbursement for such expenditures to the extent that it has not received payment from MPIC for such payments. Termination of this Agreement shall not affect the continuation of any outstanding obligation or liability incurred by either party during the term of this Agreement, including payment to ECCU.

e.
COBRA Coverage.  If ECCU group health insurance coverage has been accepted pursuant to this Agreement, upon termination of this Agreement, for any reason, MPIC shall assume from ECCU all responsibility and obligation for the continuation of coverage for any COBRA participants listed in Exhibit A, as well as for any Assigned Employees receiving COBRA benefits at the time of termination of the Agreement, and all Assigned Employees eligible for COBRA benefits at the time of termination of the Agreement, for the remainder of their COBRA eligibility period.

  16.             Limited Liability; Indemnity. With regard to the services to be performed by ECCU, neither ECCU nor its employees or agents shall be liable to MPIC, or to anyone who may claim any right due to his/her relationship with MPIC, for any acts or omissions in the performance of said services except when said acts or omissions are due to willful misconduct or gross negligence of ECCU or its employees or agents (but not Assigned Employees).  ECCU agrees to indemnify, hold harmless and protect MPIC, its affiliated entities, their respective officers, directors, managers and representatives from and against any and all claims, demands, damages, costs, expenses, losses, claims, demands, damages, costs, expenses, losses and liabilities (but not lost profits, consequential damages, goodwill, business interruption or loss of business) arising out of the grossly negligent or willful failure of any non-Assigned Employees employed by ECCU to comply with applicable worker’s compensation, withholding, payroll tax or ERISA laws, the failure of ECCU to comply with any other administrative duty or responsibility assumed by ECCU in this Agreement, or where any action is taken by MPIC in compliance with a written ECCU policy, written procedure, or written direction which is illegal under applicable local, state or federal law.

MPIC shall indemnify, defend and hold ECCU, its employees and agents free and harmless from any obligations, costs, claims, judgments, attorneys' fees and all other damages and expenses (but not lost profits, consequential damages, goodwill, business interruption or loss of business) arising from (a) the services performed pursuant to this Agreement or in any way connected with said services performed by MPIC, the actions of any Assigned Employees, vendor or contractor engaged by MPIC under this Agreement, (b) MPIC’s failure to comply with all federal, state and local laws, regulations and ordinances applicable to MPIC as an employer or MPIC’s business operations, or (c) MPIC’s breach of any provision of this Agreement, except when same results from willful misconduct of ECCU and ECCU (but not Assigned  Employees) is adjudged guilty of willful misconduct by a competent court or arbitrator having jurisdiction over the matter.  This limited liability and indemnity provision shall survive termination of this Agreement.

17.           Notices.  All notices and other communications hereunder shall be in writing.  Notices shall be deemed duly given, when delivered personally, or at the time confirmed for delivery if by telegram, telex, facsimile or telecopy transmission, or five (5) days after being sent, through the U.S. Postal Service, postage paid, first-class.  If sent through any reputable one-day, two-day or three-day courier, such as Federal Express or DHL, fees prepaid, delivery shall be at the time confirmed. Notices shall be sent to the addresses or facsimile numbers of the parties set forth next to their respective signatures hereto, or to such other addresses or numbers as may be specified from time to time by notice in writing to the other parties hereto.

18.           Further Assurances. The parties agree to execute and deliver such further documents and instruments and do such further acts and things as may reasonably be necessary to carry out the purposes and intent of this Agreement.

19.           Duties on Termination.  In the event of termination of this Agreement as provided herein, each party agrees to deliver promptly to the other party all notebooks, documents, memoranda, reports, files, correspondence and other property belonging to the other party relating to its business or the Assigned Employees which are in the party’s possession or under its control;  provided, however, that ECCU shall retain the originals or copies of records as ECCU determines is necessary in good faith to comply with legal requirements affecting employers.

20.           Intellectual Property.  Any and all inventions, discoveries, improvements, copyrightable works and creations (hereafter referred to as “Intellectual Property”) which MPIC has previously, solely or jointly, conceived or made or may conceive or make during the period of this Agreement, whether or not accomplished through the use of Assigned Employees, shall be the sole and exclusive property of MPIC.  MPIC shall have sole and exclusive responsibility for protecting its rights to such Intellectual Property and to all of its other assets and ECCU shall have no responsibility with regard to same.

21.           MPIC Employment Contracts.  Any responsibility and/or liability with regard to any employment contract between MPIC and any Assigned Employee shall be the exclusive responsibility and/or liability of MPIC.  ECCU will have no responsibility or liability in connection with or arising out of any such employment contract except to prepare checks and to pay any such employee party to such a contract in conformity with information provided by MPIC and at the direction of MPIC.  With respect to any employment contract between MPIC and any Assigned Employee, MPIC shall be acting solely on its own volition, and shall be solely responsible for all aspects of any such contract, including but not limited to its negotiation, compliance, implementation, renewal, enforcement, and termination.

22.           Electronic Signature.  By executing this Agreement, MPIC agrees to comply with, and agrees that ECCU and MPIC may transact business electronically pursuant to, and is deemed to have opted in, to the “Electronic Signatures in Global and National Commerce Act,”  P.L. 106-229, and any other similar state or local statute that authorizes electronic signatures in commerce.  MPIC agrees that ECCU may rely on electronic authorization by MPIC or an Assigned Employee to make changes to employee or payroll records or date relating to an Assigned Employee.  MPIC hereby releases ECCU and waives any rights to bring an action or seek damages from ECCU based in whole or in part on electronic instructions or authorizations by MPIC or an Assigned Employee.  MPIC will indemnify ECCU unconditionally for any and all damages, injury, costs, fines, fees, penalties, suits and actions brought or assessed against ECCU relating in any way to ECCU reliance on electronic authorizations or instructions by MPIC or an Assigned Employee.

23.           Books and Records.  Each party hereto shall keep full and adequate books of account and records reflecting all transactions and matters covered by this Agreement, in accordance with its normal accounting practices and principles.  The books of account and all other records relating to or reflecting transactions or matters covered by this Agreement maintained by one party shall be made available to the other party and its accountants and other representatives at all reasonable times for inspection and copying, and each party shall cooperate fully with the other in explaining any calculations or charges under this Agreement.

24.           Entire Agreement of the Parties/Modifications. This Agreement contains all of the covenants and agreements between the parties with respect to the rendering of such services in any manner whatsoever. Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement, or promise not contained in this Agreement or which modifies or amends this Agreement will be effective unless it is in writing signed by the party to be charged.

25.           Waiver.   Any party's failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provisions or prevent that party thereafter from enforcing such provision or any other provision of this Agreement.

26.           Severable Provisions.  If any portion of this Agreement shall be held invalid or inoperative then so far as reasonable and possible the remainder of this Agreement shall be considered valid and operative and effect shall be given to the intent manifested by the portion held invalid or inoperative.  The parties authorize any modifications necessary to those provisions, or portions of provisions, held invalid or inoperative so that effect can be given to the parties' intent.

27.           Governing Law.  This Agreement shall, in all respects, be governed by and construed in accordance with the internal laws of the State of California without regard to the conflict of law principles thereof.

28.           Assignment. This Agreement and the respective rights and obligations hereunder may not be assigned by either party hereto without the express written consent of the other party, except for an assignment by ECCU or MPIC to any successor to all or a substantial portion of the business of ECCU or MPIC. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, legal representatives and permitted assigns.

29.           References.   All references made to this Agreement are intended and shall be deemed to mean this Agreement, inclusive of and together with all other agreements, documents, schedules and exhibits appended hereto, all of which are deemed hereby to be fully incorporated herein by reference.

30.           Attorneys' Fees. Should an action be commenced by either party to interpret or enforce the terms of this Agreement or to collect any amounts owing under this Agreement, the prevailing party in such action shall be entitled to receive its reasonable attorneys' fees and costs, in addition to such other relief that may be granted.

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IN WITNESS WHEREOF, the parties have executed this Agreement on the date set forth above.

"ECCU"	"MPIC"
Evangelical Christian Credit Union	Ministry Partners Investment Corporation

By:___________________________	By:___________________________
Brian D. Scharkey	Billy M. Dodson
Chief Financial Officer	President